UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2008

Longs Drug Stores Corporation

(Exact name of registrant as specified in its charter)

Maryland	1-8978	68-0048627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

141 North Civic Drive

Walnut Creet, California 94596

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (925) 937-1170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 12, 2008, CVS Caremark Corporation, a Delaware corporation (“CVS”), Longs Drug Stores Corporation, a Maryland corporation (“Longs”), and Blue MergerSub Corp., an indirect wholly owned subsidiary of CVS (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser will commence a tender offer (the “Offer”) to purchase all outstanding shares of common stock, par value $0.50 per share, of Longs (“Shares”) at a price of $71.50 per Share, in cash without interest (such price, or any higher price as may be paid in the Offer, the “Offer Price”). Following the completion of the Offer, Purchaser will merge with and into Longs (the “Merger”), with Longs surviving the Merger as a direct or indirect wholly owned subsidiary of CVS. At the effective time of the Merger, any remaining outstanding Shares not tendered in the Offer, other than Shares owned by CVS or any direct or indirect wholly owned subsidiary of CVS or Longs, will be acquired for cash at the Offer Price.

The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable after the date of the Merger Agreement, and in any event by August 22, 2008.

The Offer is not subject to a financing condition. The obligation of Purchaser to accept for payment and pay for the Shares tendered in the Offer is subject to the satisfaction or waiver of a number of closing conditions set forth in the Merger Agreement, including among others, the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976. In addition, it is also a condition of Purchaser’s obligation to accept for payment and pay for the Shares tendered in the Offer that, together with the Shares then owned by CVS and/or Purchaser, at least two-thirds of the total number of Shares outstanding on a fully-diluted basis shall have been validly tendered in accordance with the terms of the Offer and not properly withdrawn (the “Minimum Condition”). The Minimum Condition may not be waived by Purchaser without the prior written consent of Longs. The closing of the Merger is also subject to other customary closing conditions. Subject to certain conditions and limitations, Longs has granted CVS and Purchaser an option to purchase from Longs, following the completion of the Offer, a number of additional Shares that, when added to the Shares already owned by Purchaser, constitute one Share more than 90% of the Shares entitled to vote on the Merger. If Purchaser acquires more than 90% of the outstanding Shares including through exercise of the aforementioned option, it will complete the Merger through the “short form” procedures available under Maryland law.

The Merger Agreement contains certain termination rights for each of CVS and Longs, and if the Merger Agreement is terminated under certain circumstances, Longs is required to pay CVS a termination fee of $115 million and/or reimburse CVS for its out-of-pocket transaction-related expenses up to $10 million (to be credited against payment of the termination fee).

The Merger Agreement includes customary representations, warranties and covenants of Longs, CVS and Purchaser. In addition to certain other covenants, Longs has agreed not to (i) solicit, initiate or encourage any takeover proposal from a third party; (ii) enter into or participate in any discussions with, or furnish any information relating to, Longs to any third party in connection with any takeover proposal; (iii) grant any waiver or release under any standstill agreement relating to its securities; (iv) exempt from or approve any transaction under any antitakeover statute; or (v) enter into any agreement relating to a takeover proposal, in each case, subject to certain exceptions set forth in the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this Form 8-K by reference.

The Merger Agreement governs the contractual rights between the parties in relation to the Offer and Merger. The Merger Agreement has been filed as an exhibit to this Form 8-K to provide investors with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about CVS or Longs in CVS’ or Longs’ public reports filed with the Securities and Exchange Commission. In particular, the Merger Agreement is not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to CVS or Longs. The representations and warranties contained in the Merger Agreement have been negotiated with the principal purpose of establishing the circumstances in which Purchaser may have the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement, if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocates risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Effective as of August 12, 2008, Longs Drug Stores California, Inc., pursuant to the authorization of the Compensation Committee of its Board of Directors, entered into an amended and restated employment agreement with Warren F. Bryant, its Chief Executive Officer, and amended and restated agreements for termination benefits in the event of a change of corporate control with each of its eight other executive officers. The amended and restated agreements were entered into to reflect certain technical changes as a result of the guidance from the Internal Revenue Service on deferred compensation, including the manner in which continued health care benefits are provided. The amendment and restatement of Mr. Bryant’s agreement also updates certain provisions of his agreement to reflect compensation increases and status changes since his entry into his prior agreement, deletes certain no longer effective provisions of his prior agreement and clarifies that, for purposes of the bonus component of his severance formula and his pro rata bonus (in each case, only in connection with a termination following a change in control), if his target bonus for the year in which the termination of employment occurs is less than the target bonus for the year in which the change in control occurred, the higher target bonus would be used, to the extent applicable. The amendment and restatement of the change in corporate control agreements also provides that upon a qualifying termination the executives would be entitled to 36 months of continued health benefits (in a manner that complies with the deferred compensation guidance) and up to $25,000 in outplacement services and revises the severance formula to be based on the executive’s current annual base salary (as opposed to a five year average base salary), plus the greater of the average annual bonus paid to the executive during the three-year period (as opposed to the five-year period) prior to the year of termination and the target bonus for the year of termination (or, if higher, the target bonus in effect for the year of the change in control) and revises the pro rata bonus formula to correspond with the change in the bonus component of the severance formula. Additional changes were made to the agreements setting forth the procedures that need to be followed in connection with a termination for cause and providing for the reimbursement of legal fees to the executive in the event of a dispute. The change in corporate control agreements were also amended to provide that a relocation could be a basis for the executive to claim good reason.

Assuming the Offer is completed on October 1, 2008, and a qualifying termination of employment of each executive occurs immediately thereafter, the amendments to the agreements do not increase the potential cash severance payments (as a multiple of base salary and bonus, including pro rata bonus) that would be payable under Mr. Bryant’s employment agreement and increase the potential cash severance payments (as a multiple of base salary and bonus, including pro rata bonus) for each of Messrs. McCann, Schwallie and Rainey by approximately $253,000, $233,000 and $213,000, respectively.

The above disclosure is qualified in its entirety by the terms of the amended and restated agreements, which are filed as Exhibits 10.1 through 10.2 to this Current Report on Form 8-K.

Item 5.03.	Amendments to Article of Incorporation or Bylaws; Change in Fiscal Year.

(a)

On August 11, 2008, Longs’ Board of Directors approved amendments to the Longs by-laws, effective as of that date, to exempt CVS and its controlled affiliates from Title 3, Subtitle 7 of the Maryland General Corporation Law. The full text of the by-laws, as amended and restated, appearing in Exhibit 3.1 hereto, is incorporated herein by reference.

Item 8.01	Other Events.

On August 12, 2008, Longs and CVS issued a joint press release regarding the execution of the Merger Agreement. A copy of the press release is furnished herewith as Exhibit 99.1.

Forward-looking statement

This Form 8-K contains certain forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Various factors may cause actual results to differ materially in the future from those reflected in forward-looking statements contained in this Form 8-K, among others: (1) macroeconomic condition and general industry conditions such as the competitive environment for retail pharmacy and pharmacy benefit management companies; (2) regulatory and litigation matters and risks; (3) legislative developments; (4) changes in tax and other laws and the effect of changes in general economic conditions; (5) the risk that a condition to the closing of the transaction may not be satisfied; (6) the risk that a regulatory approval that may be required for the transaction is not obtained or is obtained subject to conditions that are not anticipated; and (7) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period.

Additional information and where to find it

The tender offer described in this Form 8-K has not yet commenced. This Form 8-K is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Longs common stock. Investors and stockholders are urged to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer when they become available because they will contain important information. The tender offer statement will be filed by CVS with the United States Securities and Exchange Commission (the “SEC”) and the solicitation/recommendation statement will be filed by Longs with the SEC. Investors and stockholders can obtain a free copy of these materials (when available) and other documents filed by CVS or Longs with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer statement and related materials may also be obtained for free by contacting Nancy Christal at (914) 722-4704. The solicitation/recommendation statement and related materials may also be obtained for free by contacting (925) 979-3979.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Agreement and Plan of Merger, dated as of August 12, 2008, among CVS Caremark Corporation, Longs Drug Stores Corporation and Blue MergerSub Corp.*

3.1	Amended Bylaws of Longs Drug Stores Corporation, dated August 11, 2008.

10.1	Amended and Restated Employment Agreement, effective as of August 12, 2008 by and between Longs Drug Stores California, Inc. and Warren F. Bryant.

10.2	Amended and Restated Form of Agreement for Termination Benefits in the Event of a Change in Corporate Control, effective as of August 12, 2008 by and between Longs Drug Stores California, Inc. and Executive Officers.

99.1	Joint Press Release issued August 12, 2008.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Longs undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2008

LONGS DRUG STORES CORPORATION

By:	/s/ William J. Rainey
William J. Rainey
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of August 12, 2008, among CVS Caremark Corporation, Longs Drug Stores Corporation and Blue MergerSub Corp.*

3.1	Amended Bylaws of Longs Drug Stores Corporation, dated August 11, 2008.

10.1	Amended and Restated Employment Agreement, effective as of August 12, 2008 by and between Longs Drug Stores California, Inc. and Warren F. Bryant.

10.2	Amended and Restated Form of Agreement for Termination Benefits in the Event of a Change in Corporate Control, effective as of August 12, 2008 by and between Longs Drug Stores California, Inc. and Executive Officers.

99.1	Joint Press Release issued August 12, 2008.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Longs undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.